Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Third Quarter and First Nine Months of 2016

SHAKOPEE, Minn.--(BUSINESS WIRE)--November 14, 2016--Canterbury Park Holding Corporation (the “Company”) (NASDAQ: CPHC) today announced financial results for its third quarter and nine month periods ended September 30, 2016.

The Company reported net revenues of $16,630,408 for the three months ended September 30, 2016, a decrease of .6% from revenues of $16,731,568 in the same 2015 period. This decrease consisted of a $332,519, or 8.5%, decrease in Pari-mutuel revenues, a $79,990, or 1.0%, decrease in Card Casino revenues partially offset by a $146,404, or 4.4%, increase in Food and Beverage revenues. For the nine months ended September 30, 2016, the Company’s revenues were $40,862,702, a decrease of 1.4% from revenues of $41,460,683 for the same period in 2015. This decrease consisted of declines in Pari-mutuel, Card Casino and Food and Beverage revenues of 7.1%, .8% and 1.0%, respectively.

The Company’s operating expenses during the 2016 third quarter were $15,071,503, a decrease of $272,554, or 1.8%, from the third quarter 2015 expenses of $15,344,057, and the Company’s operating expenses during the nine months ended September 30, 2016 were $34,883,277, a decrease of $3,558,697, or 9.3%, from operating expenses of $38,441,974 in the nine months ended September 30, 2015. Operating expenses in the 2016 third quarter included an insurance recovery of $592,276 related to storm damage in 2014 that was accounted for as a reduction in operating expense. Operating expenses in the 2015 third quarter were similarly reduced by an insurance recovery of $120,090 and a gain on the sale of assets of $347,348. The 2016 year-to-date operating expense compared to the same period in 2015 reflects the previously reported $3,990,519 pretax gain on sale of land in the 2016 second quarter that was also accounted for as a reduction in operating expense. Excluding insurance recoveries and gains on sales from both 2016 and 2015, operating expenses for the nine month period ended September 30, 2016 increased $556,660 or 1.4%. This increase is primarily due to increased labor costs reflecting the higher minimum wage.

The Company reported net income of $925,837 for the three months ended September 30, 2016 compared to net income of $813,059 in the same period in 2015. Reflecting both the third quarter insurance recovery and the $3,990,519 pretax gain on sale of land in the 2016 second quarter, the Company posted net income of $3,511,490 for the nine months ended September 30, 2016 compared to net income of $1,773,313 for the same period in 2015. Diluted income per share for the third quarter of 2016 was $.21 compared to $.19 for the same period in 2015. Diluted income per share for the nine month period ended September 30, 2016 was $.82 compared to diluted income per share of $.42 for the nine month period ended September 30, 2015.

As previously reported, the Company announced on September 15, 2016 that its Board of Directors had adopted a policy to pay regular quarterly dividends. The first $.05 per share quarterly dividend was paid on October 14, 2016 to shareholders of record on September 30, 2016.

Additional Financial Information:
Further detail regarding our results for the third quarter and first nine months of 2016 is presented in the accompanying table, and additional information regarding the Company’s financial results will be presented in the Company’s Form 10-Q Report that will be filed on November 14, 2016 with the Securities and Exchange Commission.

Management Comments:
“We are pleased with our results for the three months ended September 30, 2016. After excluding the impacts of the insurance recoveries and gains on sale of land and assets, operating results in our core operations in the third quarter were slightly ahead of last year’s results for the same period. However, year to date results from our core operations did not meet our expectations or compare favorably to the same period in 2015.” stated Randy Sampson, Canterbury Park’s President and CEO. “Our Pari-mutuel revenue from simulcast racing, consistent with national trends, continued to erode due to a shift in consumer preference to internet wagering platforms. In addition, our decision to reduce the take-out rate on our live racing to the lowest in the country to promote our racing product nationally did not generate the increase in wagering volume we anticipated. These two factors resulted in a decrease in Pari-mutuel revenues of 7.1% for the nine month period. At the same time, we see reasons for encouragement in our other business segments. In the Card Casino, while our third quarter revenues were down slightly from a very strong 2015 third quarter, they showed improvement over the previous two quarters, which we believe provides momentum going into the fourth quarter. We are also pleased that our third quarter Food and Beverage results increased on the strength of our growing catering and events business as well as strong live racing attendance during July and August.”

Mr. Sampson concluded: “We remain confident about the Company’s prospects for the remainder of 2016 and beyond. Based on improving revenues in our Card Casino and steady increases in food and beverage revenues, we believe we can continue to see growth in these segments. While our Pari-mutuel simulcast operations face significant challenges from internet wagering platforms, we believe the stability and improved quality of racing provided by our Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community will allow us to continue to not only grow our revenues from wagering on live races, but also increase revenues from admissions, food and beverage, premium seating and other non-gaming revenue sources. Finally, with the recent completion of our corporate reorganization to create a holding company structure for our business, we are now actively engaged in pursuing the development of our underutilized property into a mixed-use project that will be known as Canterbury Commons.”

Use of Non-GAAP Financial Measures:
To supplement our financial statements, we also provide investors with Adjusted EBITDA (defined below), which is a non-GAAP measure. Adjusted EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization and gains from disposal of assets and insurance recoveries. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide Adjusted EBITDA information may calculate it differently than we do. During the nine months ended September 30, 2016, Adjusted EBITDA excluded the gain on insurance recoveries and the gain on sale of land.

About Canterbury Park:
Canterbury Park Holding Corporation (the Company) owns and operates Canterbury Park Racetrack and Card Casino, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2016 live race meet began on May 20th and ended September 17th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

The Company was incorporated as a Minnesota corporation in October 2015. The Company is a successor corporation to another corporation, also named Canterbury Park Holding Corporation, which was incorporated in 1994 (“CPHC”). Effective June 30, 2016 CPHC’s business and operations were reorganized into a holding company structure (the “Reorganization”) pursuant to an Agreement and Plan of Merger dated as of March 1, 2016 that was approved by CPHC’s shareholders on June 28, 2016. Pursuant to the Reorganization:

  The Company replaced CPHC as the public company owned by CPHC’s shareholders, with each shareholder at June 30, 2016 having the same percentage ownership in the Company (and, indirectly, in all property and other assets then owned by CPHC) immediately after the Reorganization as that shareholder had immediately before the Reorganization.
  The Company became the holding company for and parent company of two subsidiaries, Canterbury Park Entertainment LLC (“EntertainmentCo”) and Canterbury Development LLC (“DevelopmentCo”).
  EntertainmentCo is the surviving business entity in a merger with CPHC pursuant to the Reorganization and it became the direct owner of all land, facilities, and substantially all other assets related to the CPHC’s Pari-mutuel wagering, Card Casino, concessions and other related businesses (“Racetrack Operations”) and EntertainmentCo continues to conduct these businesses consistent with CPHC’s past practices and will continue to be subject to direct regulation by the Minnesota Racing Commission (“MRC”).
  DevelopmentCo will continue CPHC’s efforts to commercially develop approximately 140 acres of land currently owned or controlled that is not needed for our Racetrack Operations. DevelopmentCo is not subject to direct regulation by the MRC.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities, dividend policy or other plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

Operating Revenues, (net)	$16,630,408	$16,731,568	$40,862,702	$41,460,683

Operating Expenses	$15,071,503	$15,344,057	$34,883,277 $	$38,441,974

Non-Operating Income(expense), (net)	$538	$348	($48,488)	$1,653

Income before Income Taxes	$1,559,443	$1,387,511	$5,979,425	$3,020,362

Income Tax Expense	(633,606)	($574,800)	($2,419,447)	($1,247,049)

Net Income	$925,837	$813,059	$3,511,490	$1,773,313

Basic Net Income Per Common Share	$0.22	$0.19	$0.82	$0.42

Diluted Net Income Per Common Share	$0.21	$0.19	$0.82	$0.42

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2016	September 30, 2015

NET INCOME	$3,511,490	$1,773,313

Interest (income) expense, net	48,488	(1,653)
Income tax expense	2,419,447	1,247,049
Depreciation	1,866,975	1,738,900

EBITDA	$7,846,400	$4,757,609

Gain on sale of asset	-	(347,348)
Gain on Insurance recoveries	(592,276)	(120,090)
Gain on sale of land	(3,990,519)	-

Adjusted EBITDA	$3,263,605	$4,290,171

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223